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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of NetManage, Inc. on Form S-8 of our report dated February 14, 2003 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142,"Goodwill and Other Intangible Assets" and the restatement of the consolidated financial statements of NetManage, Inc. as of December 31, 2001 and for the years ended December 31, 2001 and 2000), appearing in the Annual Report on Form 10-K of NetManage, Inc. for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

San Jose, California
October 27, 2003

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